OWNER:

EMPLOYER:

PARTICIPANT NAME:

PARTICIPATION DATE:

CERTIFICATE NUMBER:

GROUP FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CERTIFICATE

AXA Equitable Life Insurance Company

(“AXA Equitable”)

Processing Office: P.O. Box 4730

Syracuse, New York 13221

Telephone: 1-888-370-8871

www.axa.com

In this Certificate, “we”, “our” and “us” mean AXA Equitable. “You” and “your” mean the Participant.

This is the Certificate that is provided to you under the Contract and it describes your rights under the Contract.

The Employer has adopted a Plan designed to meet the requirements of Sections 403(b) of the Internal Revenue Code. The Contract was entered into by the Employer as a funding vehicle for the Plan. The Contract and the Application constitute the entire agreement between the Employer and or a trust for the Plan as Owner and us.

This Certificate summarizes the terms of the Contract and does not alter or void its terms. Unless otherwise expressly stated, in the event that a conflict arises between the Contract and Certificate, the Contract will govern.

TEN DAYS TO CANCEL – Not later than ten days after you receive this Certificate, you may cancel your participation under the Contract by returning this Certificate to us. We will refund any Contribution made to us.

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company

1290 Avenue of the Americas, New York, N.Y. 10104

Mark Pearson, Chairman of the Board and Chief Executive Officer	Karen Field Hazin, Vice President Secretary and Associate General Counsel

THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT WILL INCREASE OR DECREASE IN VALUE.

NON-PARTICIPATING

PART I – DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

“Accumulation Unit” means a unit of measure used to calculate the Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

“Accumulation Unit Value” means the dollar value of each Accumulation Unit in a Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of the amounts held for your benefit in the Variable Investment Options. The Annuity Account Value at any time may be reduced by the amount of any forfeiture as described in Section 8.02, “Forfeitures”

SECTION 1.04-ANNUITY BENEFIT

“Annuity Benefit” means a benefit payable periodically by us pursuant to Part VII, “Annuity Benefits” of this Certificate.

SECTION 1.05-APPLICATION

“Application” means the Application for the Contract signed by the Owner and/or the Employer, accepted by us and attached to the Contract.

SECTION 1.06-BUSINESS DAY

“Business Day” means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state to you in writing.

SECTION 1.07-CASH VALUE

“Cash Value” means an amount equal to the Annuity Account Value held for you, less any charges that may apply.

SECTION 1.08-CERTIFICATE

“Certificate” means the document issued to you as evidence of your enrollment under the Contract.

The Certificate is intended to qualify as an annuity contract that meets the requirements of Section 403(b) of the Code and is intended to be purchased in connection with an Employer’s plan under Section 403(b) of the Code.

SECTION 1.09-CODE

“Code” means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the “Code” in this Certificate include references to applicable Federal income tax regulations.

SECTION 1.10-CONTRACT

“Contract” means the group annuity contract including the Application, and any endorsements and riders issued hereunder between the Owner, Employer and us.

SECTION 1.11-CONTRACT DATE

“Contract Date” means the date we issue a Contract following our acceptance of an Application with respect to a Plan.

SECTION 1.12-CONTRACT YEAR

“Contract Year” with respect to a Plan means the twelve-month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.13-CONTRIBUTION

“Contribution” means a payment made to us on your behalf.

SECTION 1.14-EARLY WITHDRAWAL

“Early Withdrawal” means a withdrawal, as instructed by the Employer or the Employer’s Designee on your behalf, from the Annuity Account Value before you have elected to begin taking GAWA payments, as stated under Section 4.06.

SECTION 1.15-EMPLOYER

“Employer” means the entity which sponsors a 403(b) plan and that makes Contributions on the Participant’s behalf to purchase the Contract. An Employer must be either: (i) an organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or (ii) a State, political subdivision of a State, or an agency or instrumentality of any one or more of the foregoing, in connection with services performed by an employee for an educational organization described in Section 170(b)(1)(A)(ii) of the Code.

SECTION 1.16-EMPLOYER’S DESIGNEE

“Employer’s Designee” includes any person(s) authorized and designated by the Employer to act on behalf of the Employer in the specified functions under the Plan, as communicated to us in documentation that is in good order.

SECTION 1.17-ERISA

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.18-EXCESS WITHDRAWAL

“Excess Withdrawal” means a withdrawal, as instructed by the Employer or the Employer’s Designee on your behalf, from the Annuity Account Value after you have elected to take GAWA payments, as stated under Section 4.06, E.3 which causes cumulative withdrawals from the Annuity Account Value during that Participation Year to exceed the GAWA.

SECTION 1.19-GUARANTEED ANNUAL WITHDRAWAL AMOUNT (“GAWA”)

“Guaranteed Annual Withdrawal Amount” or “GAWA” means the amount which may be withdrawn from the Annuity Account Value each Participation Year, calculated as provided in this Certificate and guaranteed during your lifetime (and the lifetime of your surviving spouse, if Joint Life payments are elected).

SECTION 1.20-GUARANTEED WITHDRAWAL OVERAGE RATE (“GWOR”)

“Guaranteed Withdrawal Overage Rate” or “GWOR” is the rate that will apply, in order to calculate the GAWA, to Contributions in excess of the first $100,000 per Participation Year that are remitted and allocated to the Variable Investment Options on the date any such Contribution is allocated.

SECTION 1.21-GUARANTEED WITHDRAWAL RATE (GWR)

“Guaranteed Withdrawal Rate” or “GWR” is the rate that will apply, in order to calculate the GAWA, up to the first $100,000 in Contributions per Participation Year that are remitted and allocated to the Variable Investment Options on the date any such Contribution is allocated.

SECTION 1.22-JOINT LIFE

“Joint Life”, with respect to the Personal Income Benefit, means an election under which GAWA payments are calculated based on your life and that of your spouse.

SECTION 1.23-MATURITY DATE

“Maturity Date” means the date on which annuity payments to you, as described in Part VII, must commence.

SECTION 1.24-OWNER

“Owner” means the person named as Owner on the Application for the Contract. The Owner may be a trust for the Plan or the Employer. Where the Employer is the Owner, the Employer owns the Contract for your exclusive benefit and that of your beneficiaries.

SECTION 1.25-PARTICIPANT

“Participant” means an individual eligible for benefits under the Plan who has been enrolled under the Contract and for whom we maintain an Annuity Account Value.

SECTION 1.26-PARTICIPATION DATE

“Participation Date” means the earlier of (a) the Business Day on which we issue a Certificate to you under the Contract and (b) the Business Day on which the first Contribution for you is received at the Processing Office.

SECTION 1.27-PARTICIPATION YEAR

“Participation Year” means, with respect to you, the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.28-PERSONAL INCOME BENEFIT

The “Personal Income Benefit” guarantees, for a charge, lifetime withdrawal amounts each Participation Year.

SECTION 1.29-PLAN

“Plan” means a plan sponsored and maintained by the Employer, pursuant to a plan document, which is intended to meet the requirements for qualification under Section 403(b) of the Code and which Plan is named in the Application for the Contract.

SECTION 1.30-PLAN TRUST

“Plan Trust” means the trust which holds the assets of the Plan pursuant to Sections 403(b) and 501(a) of the Code.

SECTION 1.31-PORTFOLIO

“Portfolio” means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.32-PROCESSING OFFICE

“Processing Office” means our administrative office as shown on the front cover of this Certificate.

SECTION 1.33-PROCESSING DATE

“Processing Date,” means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.34-RATCHET AMOUNT

“Ratchet Amount” means the result of the following calculation on the anniversary of the Participation Date; if the Annuity Account Value is greater than the Ratchet Base, then the Annuity Account Value minus the Ratchet Base equals the Ratchet Amount.

SECTION 1.35-RATCHET BASE

“Ratchet Base” means the formula amount which is the sum of Contributions to the Variable Investment Options, plus any applicable Ratchet Amount, adjusted for any Early or Excess Withdrawals.

SECTION 1.36-RATCHET INCREASE

“Ratchet Increase” means an additional amount that may increase the GAWA, which is equal to the Ratchet Amount multiplied by: the GAWA on the anniversary of the Participation Date, divided by the immediately preceding Ratchet Base.

SECTION 1.37-SEPARATE ACCOUNT

“Separate Account,” means our Separate Account A and any Separate Accounts added to the Contract as described in Part II. A Separate Account may be divided into sub-divisions.

SECTION 1.38-SINGLE LIFE

“Single Life”, with respect to the Personal Income Benefit, means an election under which GAWA payments are calculated based only on your life and under which GAWA payments are guaranteed only during your lifetime.

SECTION 1.39-TRANSACTION DATE

“Transaction Date” means the Business Day we receive a Contribution or a transaction request at our Processing Office. Transaction requests must be in good order.

SECTION 1.40-VARIABLE INVESTMENT OPTION

“Variable Investment Option” means either a subdivision of a Separate Account or a Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

PART II – VARIABLE INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY AND TYPES OF VARIABLE INVESTMENT OPTIONS

The Data Pages sets forth the Variable Investment Options available under the Contract as of the Participation Date.

The availability of the Variable Investment Options may be subject to the terms of the Plan, as reported to us by the Employer or the Employer’s Designee.

We reserve the right to add, change, limit or amend the Variable Investment Options that an Employer or Employer’s Designee may elect.

SECTION 2.02-SEPARATE ACCOUNT

Separate Account(s) are available under the Contract. A Separate Account may be subdivided into Variable Investment Options. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a group trust or investment company where each class (or series) represents a separate portfolio in the group trust or investment company.

The assets of a Separate Account are our property. Any Contributions in a Separate Account, and any income, gains and losses, whether realized or unrealized, from such Contributions will be credited to or charged against such Separate Account without regard to our other income, gains or losses. Any Contributions to a Separate Account and any gains or losses attributable thereto will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account or a Variable Investment Option in excess of the reserves and other liabilities with respect to such Account or Fund to another Separate Account or Variable Investment Option or to our general account.

We may, at our discretion, invest Separate Account assets in any investment which applicable law permits. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

If we change a Separate Account or add separate accounts as described in the Section “Changes with Respect to Separate Accounts,” then the terms herein related to the Separate Account will apply to the changed or added account(s).

SECTION 2.03-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. The terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Variable Investment Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A “Valuation Period” is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) where:

(a)	is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date);

(b)	is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

SECTION 2.04-CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

We reserve the right, subject to compliance with applicable law, including approval of the Employer or the Employer’s Designee, if required:

(a)	to add Variable Investment Options to, or to remove Variable Investment Options from, the Separate Account(s), or to add other Separate Accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof;

(c)	to transfer the assets we determine to be the share of the class of contracts to which the Contract belongs from a Variable Investment Option to another Variable Investment Option;

(d)	to operate any Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Separate Account.

(e)	to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

(f)	to deregister the Separate Account under the Investment Company Act of 1940;

(g)	to restrict or eliminate any voting rights as to the Separate Account;

(h)	to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

(i)	to close a Variable Investment Option to transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Variable Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or Variable Investment Option, you will be notified of such exercise, as required by law.

PART III – CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer or Employer’s Designee makes Contributions to the Contract under the terms of the Plan and the Code. After the initial Contribution, no additional Contribution is required. Contributions may include contributions with respect to your compensation under the Plan and Code, rollover contributions permitted under the Plan and Code, direct plan-to-plan transfers, amounts that are directly transferred from other funding vehicles under the Plan, and any other amounts that are permitted under the Plan and Code. Before making Contributions to the Contract, the Employer or the Employer’s Designee will report to us in good order the types or sources of Contributions it may make or permit to be made to the Contract under the Plan. We will not accept any type or source of Contribution under the Contract unless the type or source of Contribution is permissible under the Plan and the Code and has been agreed upon between the Employer or the Employer’s Designee and us.

All Contributions must be made in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an applicable tax charge applies to Contributions, we reserve the right to reduce Contributions by the amount of any applicable tax charge before Contributions are allocated among the Variable Investment Options under the Contract.

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be contributed for you for any taxable year under Section 403(b) of the Code. In order to satisfy limitations under Section 401(a)(30) of the Code applicable to elective deferral contributions, the Contract requires that elective deferrals to the Plan for you do not exceed the limits of Section 402(g)(1) of the Code, including elective deferrals for you under the Plan under which the Contract is purchased and under all other plans, contracts, or arrangements of the Employer. Further, the Contract requires that the annual additions to the Contract for you do not exceed the applicable limitations of Section 415(c) of the Code.

If the Plan contains Employer Contributions that are subject to a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer or Employer’s Designee must identify which Employer Contributions are subject to the vesting schedule. The Employer or Employer’s Designee will report any forfeiture in accordance with Part VIII, “Participant Accounts; Forfeitures”. Unless the Employer or Employer’s Designee indicates Employer Contributions subject to forfeiture, AXA Equitable treats all amounts under the Contract as nonforfeitable. The Employer or the Employer’s Designee must indicate the portion of any “direct transfer” Employer Contributions subject to forfeiture.

We are not responsible for determining the permissible amount of any contributions which may be made under the Plan for you. It is the responsibility of the Employer to calculate amounts which can be contributed to the Contract and to request a withdrawal from the Contract if any correction is required for an excess, mistaken, or impermissible contribution under the Plan.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the section “Applicable Tax Charges”) is allocated among the Variable Investment Options in accordance with the instructions submitted in good order to us by the Employer or Employer’s Designee on your behalf.

SECTION 3.03-DISCONTINUANCE OF CONTRIBUTIONS

Contributions to the Contract will continue with respect to the Plan unless and until one of the following circumstances occur which would result in the discontinuance of such Contributions:

(a)	the Employer decides to discontinue Contributions to the Contract, but not to terminate the Contract.

(b)	we decide to discontinue acceptance of subsequent Contributions to the Contract. The Contract remains in effect.

Except as otherwise noted, any notice of discontinuance of Contributions described in (a) and (b) above will require 90 days advance written notice by either the Employer or Employer’s Designee or us, as applicable, of such intent to discontinue Contributions to the Contract.

The effects of such Contribution discontinuance on the Contract are as follows:

(a)	no further Contributions will be accepted under the Contract;

(b)	the Ratchet Base will not increase except as expressly provided in Section 4.05C;

(c)	the benefits provided under Part VII remain in effect in accordance with the terms and conditions of the Contract; and

(d)	we will continue to process withdrawals from the Contract in accordance with Section 6.01, “Withdrawals”.

Additional circumstances in which Contributions to the Contract may be discontinued or will be discontinued by the Employer or by us:

(a)	the Internal Revenue Service has determined that the Plan fails to qualify under Section 403(b) or other applicable Sections of the Code and we receive notice of such determination. We will have the right, upon receiving notice of such fact, to immediately discontinue the acceptance of Contributions.

(b)	the Employer or Employer’s Designee notifies us that it is terminating the Contract.

(c)	the Contract fails to qualify as an annuity; we will have the right, upon receiving notice of such fact, to terminate the Contract.

(d)	we decide to replace the Contract with a different contract issued by us or one of our affiliated or subsidiary life insurance companies for plans qualified under Section 403(b) or other applicable Sections of the Code and the Employer or Employer’s Designee disapproves of such change after notice by us to the Employer or Employer’s Designee of such change.

(e)	the Contract terminates in accordance with Part X, “Termination of the Contract or Plan.”

Except as otherwise noted, any notice of discontinuance of Contributions described in (b) through (d) above will require 90 days advance written notice by either the Employer or Employer’s Designee or us, as applicable, of such intent to discontinue Contributions to the Contract.

PART IV – PERSONAL INCOME BENEFIT

SECTION 4.01-PERSONAL INCOME BENEFIT

The Contract provides the Personal Income Benefit, as described under the provisions in this Part IV, where you may elect, through a request to us made by the Employer or Employer Designee, to take withdrawals from the Annuity Account Value up to a maximum amount per Participation Year (the “Guaranteed Annual Withdrawal Amount” or “GAWA” described in Sections 4.05 and 4.06 below) during your lifetime (and the lifetime of your spouse, if Joint Life payments are elected). The Personal Income Benefit guarantees that GAWA payments will continue even if the Annuity Account Value falls to zero unless it does so because of a withdrawal that exceeds the GAWA in any Participation Year. The Personal Income Benefit does not provide a Cash Value or any minimum Annuity Account Value. The charge for the Personal Income Benefit is described in Section 9.01.

SECTION 4.02-ELIGIBILITY

You must be at least age 20 but not older than age 85 in order for the Employer or Employer’s Designee to make Contributions to the Contract on your behalf.

SECTION 4.03-ALLOCATION OF CONTRIBUTIONS

Allocation Rules. The Employer or the Employer’s Designee may allocate Contributions to the Variable Investment Options on your behalf subject to the provisions described in this section.

1.	All, or only a portion of, any Contribution may be allocated to one or more of the Variable Investment Options.

2.	No Contributions to the Variable Investment Options may be made after age 85.

3.	No Contributions to the Variable Investment Options may be made after the Employer or Employer’s Designee on your behalf elects to take GAWA payments.

SECTION 4.04-INTERACTION OF THE PERSONAL INCOME BENEFIT

Prior to electing to take GAWA payments, a request from the Employer or Employer’s Designee on your behalf to take withdrawals from the Contract may affect the Personal Income Benefit as discussed immediately below.

A.	Withdrawals. A request from the Employer or Employer’s Designee on your behalf for a withdrawal will result in an Early Withdrawal if the withdrawal is taken from the Annuity Account Value before you have elected to begin taking GAWA payments.

1.	If the Employer or Employer’s Designee takes an Early Withdrawal, on your behalf, for purposes of calculating the GAWA as described in the section below, we will reduce the Ratchet Base and the GAWA on a pro rata basis. This means we will calculate the percentage of the Annuity Account Value that is withdrawn and reduce the Ratchet Base and the GAWA by the same percentage.

2.	Contributions (under Part III of this Certificate) to the Variable Investment Options will continue to be permitted after an Early Withdrawal.

SECTION 4.05-CALCULATING THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT

A.	GAWA Payments. The GAWA is calculated based on Contributions (under Part III of this Certificate) to the Variable Investment Options and any Ratchet Increases less any reductions as described in Section 4.05 E.

The below amounts will be added together to determine the total GAWA:

1.	The sum of all Contributions up to the first $100,000 in a Participation Year to the Variable Investment Options, multiplied by the GWR in effect when the Contribution is allocated, plus

2.	The sum of all Contributions in excess of the first $100,000 in a Participation Year to the Variable Investment Options, multiplied by the GWOR in effect when the Contribution is allocated, plus

3.	The sum of all Ratchet Increases, if any.

B.	The Guaranteed Withdrawal Rate and the Guaranteed Withdrawal Overage Rate. The calculation of the GWR and GWOR is discussed below. We reserve the right to declare a GWOR that is higher or lower than the GWR.

1.	Guaranteed Withdrawal Rate. The GWR is applied to Contributions remitted up to the first $100,000 in a Participation Year in calculating the GAWA.

a.	We calculate the minimum GWR using the “Ten-Year Treasuries Formula Rate”. For each calendar quarter, the Ten-Year Treasuries Formula Rate is the average of the rates for the ten-year U.S. Treasury notes on each day for which such rates are reported during the 20 calendar days ending on the 15th of the last month of the preceding calendar quarter. U.S. Treasury rates will be determined from the Federal Reserve Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board Constant Maturity Series is discontinued. We then add a percentage that ranges from 0.25% to 1.00% based on your age at the beginning of the calendar quarter. The percentage is 1.00% if you are between the ages of 20 and 50, and declines by 0.05% each year until it reaches 0.25% at age 65. We reserve the right at our sole discretion to set a higher rate than that derived by this formula.

b.	The GWR will never be less than 2.5%.

c.	We will never be required to set a GWR greater than 7%, however, we may, in our sole discretion, set a GWR greater than 7%.

d.	The GWR is set at the beginning of each calendar quarter; however, we reserve the right to change the GWR at the beginning of any calendar month.

2.	Guaranteed Withdrawal Overage Rate. The GWOR is applied to Contributions remitted in excess of the first $100,000 in a Participation Year in calculating the GAWA.

a.	The GWOR is set at our sole discretion.

b.	The GWOR will never be less than 2.5%.

c.	The GWOR is set at the beginning of each calendar month.

C.	The Ratchet Base.

1.	The Ratchet Base initially equals the amounts contributed to the Variable Investment Options.

2.	The Ratchet Base is increased by all amounts contributed to the Variable Investment Options.

3.	The Ratchet Base is also recalculated on the anniversary of the Participation Date to equal the greater of the Annuity Account Value and the immediately previous Ratchet Base.

4.	The Ratchet Base is reduced on a pro rata basis due to any Early Withdrawals and any Excess Withdrawals.

5.	The Ratchet Base is decreased on a dollar for dollar basis in the case of any refund of excess Contributions, including earnings required to be distributed.

D.	Ratchet Increase and effect on the GAWA.

1.	When the Ratchet Base is increased under Section 4.05 C.3 above, in order to calculate the Ratchet Increase, the Ratchet Amount will be multiplied by: the GAWA, divided by the immediately preceding Ratchet Base. The Ratchet Increase will be added to the GAWA to determine the new GAWA.

2.	A Ratchet Increase may occur whether or not you have begun taking GAWA payments.

E.	Reduction of the GAWA

1.	The GAWA may be reduced, pro rata, by Early Withdrawals or Excess Withdrawals.

2.	The refund of excess Contributions, including earnings required to be distributed, will cause a pro rata reduction to the GAWA based on the proportion of the refund of the excess Contribution over the Ratchet Base.

3.	The GAWA will not be reduced because of any fees or charges under the Contract.

SECTION 4.06-ELECTING TO TAKE GAWA PAYMENTS

In order for you to begin taking GAWA payments, all amounts in the Annuity Account Value must be fully vested and you must be (i) at least age 59 1⁄2 and (ii) still a participant in the Plan.

A.	How to Elect GAWA Payments. The Employer or the Employer’s Designee on your behalf must make the request to begin taking GAWA payments in a form that is in good order. The election request will specify that GAWA payments will be taken on a Single Life or Joint Life basis. The GAWA payment election date will be the Business Day that we receive the request in good order from the Employer or the Employer’s Designee on your behalf.

B.	The Participant’s Age and GAWA Payments. The Employer or Employer’s Designee on your behalf may elect to take GAWA payments as early as age 59 1⁄2.

Electing to begin GAWA payments prior to age 65 will result in an adjustment to all future GAWAs, as indicated below.

Age When GAWA Payments Elected	Adjusted GAWA
59 1⁄2	75%
60	75%
61	80%
62	85%
63	90%
64	95%
65	100%

Deferring GAWA payments past age 65 will result in an adjustment to all future GAWAs, as indicated below.

Age When GAWA Payments Elected	Adjusted GAWA
65	100%
66	102%
67	104%
68	106%
69	108%
70 or older	110%

The above GAWA adjustments will be based on your age on the Transaction Date we receive the election request to take GAWA payments.

C.	Single Life or Joint Life Basis. At the time the election to take GAWA payments is made, the Employer or Employer’s Designee will report to us on your behalf if GAWA payments will be made on a Single Life or Joint Life basis. The Joint Life basis is only available if you are married to a spouse at the time of the election. Once the election to take GAWA payments is made, there can be no change to the Single Life or Joint Life basis.

1.	Single Life Basis. If the Single Life basis is elected, GAWA payments are taken based only on your life and GAWA payments are guaranteed only during your life. Upon your death, the Personal Income Benefit and GAWA payments terminate.

2.	Joint Life Basis. If the Joint Life basis is elected, GAWA payments are payable based on your life and your spouse’s life and GAWA payments are guaranteed during the lives of both. Upon your death and your spouse’s death, the Personal Income Benefit and GAWA payments terminate except as noted below in item (c). Under the Joint Life basis:

a.	Your spouse must be listed as the sole primary beneficiary under the Plan.

b.	The GAWA will be reduced by the rates shown in Appendix B. This reduction will not change even if the Employer or Employer’s Designee on your behalf subsequently drops the Joint Life basis election, as described in subsection (c) below.

c.	After making the election to take GAWA payments on a Joint Life basis, the Employer or Employer’s Designee on your behalf may instruct us in writing to drop your spouse designated as the Joint Life. No other individual may subsequently be named as a Joint Life, even if that individual would qualify as your spouse. The GAWA will not be adjusted to reflect a Single Life basis and GAWA payments will be guaranteed only for your life.

D.	The Frequency of GAWA Payments. The Employer or Employer’s Designee on your behalf may choose to take withdrawals of the GAWA from time to time or may choose to take GAWA payments through an automated payment plan, if we are offering such plan at the time the election request to take GAWA payments is received by us.

E.	After the Election to Take GAWA Payments Is Made. After the Employer or Employer’s Designee on your behalf elects to take GAWA payments:

1.	No Contributions (under Part III of this Certificate) may be made to the Variable Investment Options.

2.	The GAWA may increase due to a Ratchet Increase on the anniversary of your Participation Date, but will not decrease unless the Employer or the Employer’s Designee on your behalf takes an Excess Withdrawal (discussed below).

3.	The Employer or Employer’s Designee on your behalf may take the GAWA through one or more withdrawals during the Participation Year. If the Employer or Employer’s Designee on your behalf does not withdraw amounts from the Annuity Account Value during the Participation Year or takes less than the GAWA for the Participation Year, the remaining GAWA for that Participation Year will not be added to the GAWA for any subsequent Participation Year. If the Employer or Employer’s Designee on your behalf takes withdrawals from the Annuity Account Value that exceeds the GAWA, an Excess Withdrawal will occur (see “Excess Withdrawals” below).

F.	Excess Withdrawals. An Excess Withdrawal will reduce both your Ratchet Base and the GAWA on a pro rata basis. This means we will calculate the percentage of the Annuity Account Value that is withdrawn and reduce the Ratchet Base and the GAWA by the same percentage. If only a portion of the withdrawal exceeds the GAWA, only that portion (not the full withdrawal amount) is an Excess Withdrawal.

G.	Effect of lifetime “Required Minimum Distribution” rules on GAWA.

As indicated in Section 6.01, “Withdrawals” the Employer or Employer’s Designee is responsible for determining Required Minimum Distribution payments during your lifetime and paying the amounts required to you. If the Employer or the Employer’s Designee reports to us that you have an Annuity Account Value and you are required to take lifetime Required Minimum Distribution payments, and requests a distribution to satisfy the same, we will calculate the amount of the lifetime Required Minimum Distribution payment with respect to you. If our calculation of the lifetime Required Minimum Distribution payment referred to in the preceding sentence exceeds the GAWA payment amount for the Participation Year, we will pay out up to the amount we calculated for the lifetime Required Minimum Distribution payment without treating any excess over the GAWA as an Excess Withdrawal.

SECTION 4.07-EFFECT OF THE ANNUITY ACCOUNT VALUE FALLING TO ZERO

A.	Annuity Account Value Falls to Zero before Your Election to Take GAWA Payments

1.	If the Annuity Account Value falls to zero before the election to take GAWA payments due to any combination of investment performance and Charges (see Part IX of this Certificate), you will still be able to take GAWA payments.

2.	If the Annuity Account Value falls to zero due to an Early Withdrawal, no GAWA payments will be made and we reserve the right to terminate your Certificate.

B.	Annuity Account Value Falls to Zero After the Election to Take GAWA Payments

1.	If the Annuity Account Value falls to zero due to any combination of investment performance, GAWA payments, and the deduction of Charges (see Part IX of this Certificate) from the Annuity Account Value, GAWA payments will continue as follows:

a.	We will issue a supplementary contract reflecting this benefit, under which payments will continue to be made at least annually. We may offer more frequent payment intervals.

b.	There will no longer be any death benefit under the Certificate or supplementary contract. However, if you elected the Joint Life basis for GAWA payments and your spouse survives you, GAWA payments will continue during the life of your spouse except as noted in Section 4.06 C, 2.c.

c.	The charge for the Personal Income Benefit will no longer apply.

2.	If the Annuity Account Value falls to zero due to an Excess Withdrawal, no additional GAWA payments will be made and we reserve the right to terminate your Certificate.

SECTION 4.08-EFFECT OF DIVORCE OF PARTICIPANT

A.	Effect of Divorce Prior to Election to Take GAWA Payments

If the Employer or Employer’s Designee reports to us that you are divorced and have not elected to begin taking GAWA payments as of the date of the divorce, and if we receive a request for withdrawal (as described in Section 6.01) as required under an applicable court order related to the divorce, the amount withdrawn will be treated as an Early Withdrawal. Your former spouse is not entitled to a pro rata portion of the Personal Income Benefit.

B.	Effect of Divorce After Election to Take GAWA Payments

1.	If the Employer or Employer’s Designee reports to us that you are divorced and have elected GAWA payments on a Single Life basis, and if we receive a request for withdrawal (as described in Section 6.01) as required under an applicable court order related to the divorce, the amount withdrawn will be treated as an Excess Withdrawal. Your former spouse has no right to continue GAWA payments after your death.

2.	If the Employer or Employer’s Designee reports to us that you are divorced and have elected GAWA payments on a Joint Life basis, and if we receive a request for withdrawal (as described in Section 6.01) as required under an applicable court order related to the divorce, the amount withdrawn will be treated as an Excess Withdrawal. GAWA payments will continue only during your life and the life of the individual named as your spouse at the election to take GAWA payments, except as noted in Section 4.06 C, 2.c.

PART V – TRANSFERS AMONG THE VARIABLE INVESTMENT OPTIONS

SECTION 5.01-TRANSFER REQUESTS

The Employer or Employer’s Designee, on your behalf, may submit to us a request to transfer all or part of the amount held in a Variable Investment Option to one or more of the other Variable Investment Options. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section “Transfer Rules”. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 5.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements or other notifications, as mailed to the Employer and the Participant. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that such services were used for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

We reserve the right to:

(1)	limit transfers among or to the Variable Investment Options to no more than once every 30 days;

(2)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options;

(3)	reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted;

(4)	impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option;

(5)	defer transfers for up to six months, as described in Section 11.03, “Deferment”;

(6)	revise our transfer rules; and

(7)	charge for any transfer made between the Variable Investment Options, in any Participation Year, if the number of transactions exceed 12.

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance written notice to you.

PART VI – WITHDRAWALS

SECTION 6.01-WITHDRAWALS

The Owner, Employer, or Employer’s Designee, as applicable, may make a request for a withdrawal from the Contract only to provide: (a) your benefits or any amounts which can be paid to you, your beneficiary or alternate payee under the Plan; (b) reasonable fees or expenses under the Plan; (c) a return of excess contributions or contributions made in error in accordance with the Plan and Code; and (d) transfers on your behalf to other plans or to other funding vehicles under the Plan. The request to us, including the reason for the request, must be in good order.

It is the responsibility of the Employer or the Employer’s Designee to determine the amount, and the permissibility under the Plan and Code, of any amount withdrawn from the Contract. We will pay the amount of the withdrawal to the Owner, unless the Owner, Employer, or Employer’s Designee, as applicable, and we agree to another payee.

In order to satisfy restrictions on distribution under Section 403(b) of the Code, the Contract requires that, pursuant to the Plan, no distributions attributable to salary reduction contributions described in Section 402(g)(3)(C) of the Code may be made prior to the time you, under the Plan: (i) attains age 59 1⁄2; (ii) have a severance from employment; (iii) dies; (iv) becomes disabled as described in Section 72(m)(7) of the Code; (v) have a qualified reservist distribution pursuant to Section 72(t)(2)(G) of the Code; (vi) have a permissible distribution that must be made pursuant to a qualified domestic relations order; or (vii) in any other circumstances permitted under the Plan and Code. The Contract further requires that, pursuant to the Plan, if distributions attributable to salary reduction contributions are made in the case of hardship, no income attributable to salary reduction contributions may be distributed.

In order to satisfy distribution requirements under Section 403(b) of the Code, the Contract requires that, pursuant to the Plan, a distributee of an eligible rollover distribution from the Plan may elect a direct rollover of such eligible rollover distribution in accordance with Sections 401(a)(31) and 402(c)(8)(B) of the Code. Further, the Contract is subject to the “Required Minimum Distribution” rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. The Plan must make payments as required by the Required Minimum Distribution rules, including “incidental death benefit” rules described in the Treasury Regulations.

It is the responsibility of the Employer or Employer’s Designee to implement the direct rollover rules for you and your eligible beneficiaries and the Required Minimum Distribution rules for you and affected beneficiaries under the Plan. The Employer or Employer’s Designee is responsible for determining Required Minimum Distribution payments during your lifetime and paying the amounts required to you, and if your entire interest is not fully distributed during your lifetime, after your death, to the beneficiary designated under the Plan, all in accordance with the Required Minimum Distribution rules.

If the Plan is or becomes subject to ERISA, the Employer or Employer’s Designee is responsible for implementing prescribed annuity and “spousal consent rules” to any withdrawal, distribution, payment or transfer from the Contract.

Prior to making any payment, we may request from the Employer or the Employer’s Designee such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal made by the Employer or Employer Designee on your behalf, is necessary and proper under the terms of the Employer’s Plan.

We will pay the requested withdrawal from the sources specified by the Employer or Employer’s Designee, less any applicable charges specified in Part IX, “Charges”. If no sources are specified, we will withdraw amounts pro rata from the Variable Investment Options. We will pay any amount payable under this subsection as the Employer or Employer’s Designee directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

SECTION 6.02-DEATH BENEFIT

Upon receipt by us of due proof of your death, and any instructions and required forms received from the Employer or the Employer’s Designee, we will pay a death benefit in accordance with the Employer’s or Employer’s Designee’s instructions. The death benefit is equal to the Annuity Account Value. The amount of any death benefit payable will be reduced by the amount of any forfeiture that applies as reported by the Employer or Employer’s Designee as described in Section 8.02, “Forfeitures”.

Unless otherwise instructed, the Employer or Employer’s Designee is responsible for keeping appropriate Participant beneficiary designation records. We will pay the death benefit requested, subject to (i) the terms of the Plan, (ii) the requirements of ERISA, if applicable, and (iii) the “Required Minimum Distribution” rules of Section 401(a)(9) of the Code.

The following death benefit payment options are:

(a)	to receive the death benefit in a single sum;

(b)	to apply the death benefit to the purchase of an Annuity Benefit in a form then offered by us;

(c)	to apply the death benefit to provide any other form of benefit then offered by us.

PART VII ANNUITY BENEFITS

SECTION 7.01-ANNUITY BENEFIT

Each Annuity Benefit under the Contract will be paid as a life annuity with a ten year certain form, unless another form of payment is required pursuant to the terms of the Plan, the requirements of ERISA or any other law that applies and provided that such form is available. Other forms may be offered by us or one of our affiliated or subsidiary companies, subject to the terms of the Plan.

SECTION 7.02 MATURITY DATE

The Maturity Date is shown in the Data Pages, but may be changed by us in conformance with applicable law. The Employer or the Employer’s Designee on your behalf may request commencement of your Annuity Benefit before the Maturity Date by written notice to our Processing Office no less than thirteen months following the Participation Date. The Employer or the Employer’s Designee on your behalf may also request a different Maturity Date by written request to our Processing Office. Such request must be made in writing and must be received by our Processing Office at least 60 days prior to the date the Employer or Employer’s Designee on your behalf requested for the commencement of your Annuity Benefit.

SECTION 7.03-REPORT FOR ANNUITY BENEFIT

The Owner, Employer or Employer’s Designee (as applicable) will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under the Contract if the amount to be applied to provide such Annuity Benefit is at least $2,000. Any such report is to be made before the first payment under such Annuity Benefit. Any such report will be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will be fully protected in relying on the reports and other information furnished by the Owner, Employer or Employer’s Designee (as applicable) and need not inquire as to the accuracy or completeness thereof.

SECTION 7.04-APPLICATION TO PROVIDE ANNUITY BENEFIT

An application must be made in order to provide each Annuity Benefit. The amount applied to each such Annuity Benefit will be the amount withdrawn less any applicable tax charge in accordance with the section “Applicable Tax Charges” on annuity considerations; provided that the Owner, Employer or Employer’s Designee as applicable may report, in accordance with the Section “Report for Annuity Benefit”, that only a portion of the given amount is to be used for such Annuity Benefit.

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or Employer Designee or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person’s remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

If we have deducted charges for applicable tax from the Contributions being applied to provide an Annuity Benefit before they were contributed to the Contract, we will not again deduct charges from such Contributions for the same taxes. If however, taxes are later imposed upon us when such an application is made, we reserve the right to make an additional deduction for such taxes.

The Table of Guaranteed Annuity Payments in Appendix A shows the amount payable for a life annuity with a ten certain form paid monthly per $1,000.00 of the amount applied. Application will be made on the basis of either (a) the Table of Guaranteed Annuity Payments included in Appendix A of this Certificate, or (b) our then current individual annuity rates applicable at the time of application, whichever would provide a larger benefit with respect to the payee.

SECTION 7.05-CONDITIONS

If an Annuity Benefit was based on information that is later found not to be correct, such Annuity Benefit will be adjusted on the basis of the correct information. The adjustment will be made in the amount of the Annuity Benefit payments, or any amount used to provide the Annuity Benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the Annuity Benefits. Any overpayments or underpayments made by us will be charged or credited with interest at the rate of 6%, we will choose which rate will apply on a uniform basis for like contracts. Such interest, which will not exceed a rate of 6%, will be deducted from or added to future payments.

If we receive reasonable proof that (a) a payee entitled to receive any payment under the terms of the Contract has been found to be legally incompetent to handle annuity payments or is a minor, (b) another person or an institution is then maintaining or has custody of such payee, and (c) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than $2,000 or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

PART VIII – PARTICIPANT ACCOUNTS; FORFEITURES

SECTION 8.01-PARTICIPANT ACCOUNTS

The Employer or Employer’s Designee will specify each Participant for whom an account is to be maintained under the Contract. The Employer or Employer’s Designee will also specify by Participant each Contribution being remitted, the source, if applicable, to which each Contribution relates, and the allocation by source of such Contribution among the Variable Investment Options pursuant to the terms of the section “Variable Investment Options/ Accumulation Units and Unit Values”.

Subject to the terms of the Plan and the restrictions on distributions described in Section 6.01, “Withdrawals”, we reserve the right to terminate your participation under the Contract if no initial Contributions have been received on your behalf within 180 days of the Participation Date under the Certificate.

The designations or maintenance of any account under the Contract shall not give the Employer or Employer’s Designee on your behalf, or your beneficiaries under the Plan, or any other person any right or interest specific to the assets invested in the Variable Investment Options of the Contract unless so specifically provided by the provisions of this Certificate.

SECTION 8.02-FORFEITURES

All or a portion of amounts attributable to Employer Contributions which are not vested may be subject to forfeiture in accordance with the terms of the Plan.

The Employer or the Employer’s Designee will inform us if the Annuity Account Value of your account is to be reduced as a result of a forfeiture under the terms of the Plan. The amount of such reduction will be withdrawn from your account and made payable to the Owner or Employer.

PART IX - CHARGES

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

SECTION 9.01-COST OF THE PERSONAL INCOME BENEFIT

We will deduct an annual charge equal to 0.95% of the Annuity Account Value.

This charge will be deducted from amounts in the Variable Investment Options on a pro rata basis on the anniversary of the Participation Date. The charge will not be pro-rated to account for a portion of the year. However, if the Employer or Employer’s Designee on your behalf withdraws the entire Annuity Account Value under the Contract, the Contract is surrendered or a death benefit is paid on a date other than the anniversary of the Participation Date, we will deduct a pro rata portion of the charge for that Participation Year.

SECTION 9.02-PLAN OPERATING EXPENSES AND OTHER CHARGES FOR ADDITIONAL SERVICES

As permitted by the Plan, if we are instructed by the Employer or the Employer’s Designee to withdraw an amount from the Annuity Account Value to pay for services provided to you or Plan operating expenses, then we will do so. We will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from the Employer or the Employer’s Designee. We shall have no responsibility for determining that a charge is permitted under the terms of the Plan.

SECTION 9.03 THIRD PARTY TRANSFER CHARGE

We reserve the right to impose a charge with respect to any withdrawal made under the Contract that is directly transferred to another investment provider, retirement plan, account, or contract, as applicable. This charge would apply to direct transfers, direct rollovers and exchanges of the Contract for another contract issued by another company.

The maximum amount of the Third Party Transfer Charge, if any, will be set forth in the Data Pages.

SECTION 9.04 PAYMENT CHARGES

We reserve the right to impose a charge with respect to any withdrawal made under the Contract by check drawn on a bank located in the United States, wire transfer or any other method to which the Employer or Employer’s Designee and we agree.

The maximum amount of the charge, if any will be set forth in the Data Pages.

SECTION 9.05 APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes, that may apply. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII “Annuity Benefits”. If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions as described in Part III or withdrawals as described in Section 6.01, “Withdrawals”.

SECTION 9.06-CHANGES TO CHARGES

We reserve the right, upon 90 days advance written notice to you, to increase the amount of any charge, subject to any maximum amount provided in this Part IX. We also reserve the right, upon advance written notice to you to increase the maximum amount of any charge provided in this Part IX, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.

PART X – TERMINATION OF THE CONTRACT OR PLAN

We reserve the right to terminate this Certificate when the Annuity Account Value is zero.

The Contract may be terminated by the Owner or the Employer in accordance with the terms of the Plan by providing written instructions to us. Any request for Contract termination must be received within 90 days advance written notice of such termination and instructions from the Employer or Employer’s Designee on your behalf and that of all Participants for the payment of the Annuity Account Value. No further Contributions will be accepted after we receive notification to terminate. Payment of the requested amount will be made as stated under Section 6.01 – “Withdrawals.”

If the Plan is to terminate, in whole or in part, without immediate establishment of a successor plan sponsored by the Employer, the Employer or Employer’s Designee will provide us with evidence satisfactory of such Plan termination. If the Plan is to terminate in part, and if Participant accounts are maintained, the Employer or Employer’s Designee will also provide a listing of the Participants covered by such termination. If an individual retirement annuity contract with a Personal Income Benefit is available, the Employer or the Employer’s Designee on your behalf may elect to roll over amounts under the Contract into such contract.

PART XI GENERAL PROVISIONS

SECTION 11.01-CONTRACT

The Contract and the Application constitutes the entire contract between the parties and will govern with respect to our rights and obligations.

The Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and signed by one of our authorized officers. In addition to the rights of change reserved by us as provided in the Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

We are under no obligation either to (a) determine whether any payment, withdrawal or transfer from or under the Contract complies with the provisions, terms and conditions of the Plan or with applicable law or (b) administer the Plan, including without limitation, any provisions required by any applicable law. If permitted by us and the Plan, a loan will be available under the Contract.

If the Employer has designated one or more persons to act as the Employer’s Designee for one or more specified functions pertaining to the Plan, we will not be liable for any change applicable to any Employer’s Designee which has not been communicated to us in writing in good order.

SECTION 11.02-STATUTORY COMPLIANCE

We reserve the right to amend the Contract and any Certificate thereunder without the consent of any other person in order to conform to changes in state or federal law, in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, in ERISA, and in Department of Labor regulations.

The benefits and values available under the Contract will not be less than the minimum benefits required by any applicable federal and/or state law.

SECTION 11.03-DEFERMENT

Payments by us pursuant to the terms of Part IV, VI and VII will be made within seven days after the transaction request.

Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Separate Account’s assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Separate Account.

SECTION 11.04-NONTRANSFERABILITY, ASSIGNMENTS, NONFORFEITABILITY

The Contract is nontransferable within the meaning of Sections 403(b) and 401(g) of the Code.

None of the Owner, Employer, Employer’s Designee or AXA Equitable may assign its rights or obligations hereunder without the other party’s prior written consent, except that an assignment by us to a corporation in which it has a direct or indirect ownership interest shall not require such consent provided that we remain liable for the failure of that corporation to perform its obligations under the Contract.

No portion of interest in, or rights under, the Contract applicable to you may be sold, assigned, pledged as collateral for a loan or be security for the performance of an obligation. This restriction does not apply to any loan which may be permitted under the Plan in accordance with the Plan and Section 72(p) of the Code.

No amount payable under the Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. This restriction does not apply to any assignment, transfer or attachment under the Plan pursuant to a qualified domestic relations order as described in section 414(p) of the Code.

Except for failure to pay future premiums, and except as otherwise provided in Section 8.02, “Forfeitures”, your rights under the Plan in the Contract are nonforfeitable.

It is impossible, prior to the satisfaction of all liabilities with respect to you and all Participants and beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you and all Participants and beneficiaries under the Plan.

SECTION 11.05-SEPARATE ACCOUNTING ON NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CONTRACT

If we are informed in documentation in good order that the Plan fails to qualify or no longer qualifies as a 403(b) plan, or that the Contract fails to qualify or no longer qualifies in whole or in part as a funding vehicle for a 403(b) plan, we will separately account for the amounts under the Contract which are not qualified. We will have the right to terminate the Contract. As agreed with the Employer and the Employer’s Designee, we will terminate the Employer’s Plan participation under the Contract and pay the amounts held in the Variable Investment Options with respect to the Plan, or transfer the amounts held in the Variable Investment Options to another contract agreed to by the Employer and us.

SECTION 11.06-MANNER OF PAYMENT

Any amount payable under the Contract will be paid to the Owner, unless the Owner, Employer or the Employer’s Designee (as applicable) and we agree to another payee. Any payment we make pursuant to this Section will fully discharge us from all liability with respect to the amount paid.

We will pay all amounts payable under the Contract by check, electronic check or any other method agreed to by us and the Owner, Employer or Employer’s Designee (as applicable). All amounts payable by the Owner, Employer or Employer’s Designee (as applicable) will be paid by check or electronic check payable to us or by any other method acceptable to us.

SECTION 11.07-REPORTS AND NOTICES

At least once each year while the Contract is in force, we will furnish a report showing for each Variable Investment Option the Annuity Account Value and for each Variable Investment Option the number of Accumulation Units for each Variable Investment Option. This report will be furnished to you.

The terms of the Contract which require us to send a report or any written notice will be satisfied by our mailing of any such report or notice to you at the address as shown in our records. Notifications of rules in effect and other matters of general applicability to the Contract may be included in the product prospectus, prospectus supplements or other notifications mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and you.

Transaction requests are to be made to us by the Employer or Employer’s Designee on your behalf, either in a form that we provide for that particular transaction, or in a signed written request that contains the details of the transaction requested.

All communications to us are to be made by the Employer or Employer’s Designee on your behalf in writing, or with written documentation.

All written notices sent to us will not be effective until received in good order during a Business Day at the Processing Office. We may change the Processing Office address upon written notice to you.

SECTION 11.08-EMPLOYER’S RESPONSIBILITY

The Employer is responsible for the administration of the Plan, Contributions to, and withdrawals and transfers from or under, the Contract, and any other decisions regarding the Contract as a funding vehicle under the Plan. We will not pay or transfer any amount without written direction from the Employer, and we will be fully discharged of any liability therefor to the extent any payments or transfers are made pursuant to such direction from the Employer.

If the Employer designates one or more persons other than the Employer to serve as Employer’s Designee for any specified reasons or functions, we will be entitled to rely on any requests made or transactions authorized by such person unless and until the Employer amends or revokes such designation by written instructions acceptable to us. We will be fully discharged of any liability for any action taken prior to the time we are properly notified of any amendment in or revocation of, the authority of any Employer’s Designee.

The Employer reports to us on the Application if the Plan is subject to ERISA and we will rely on such report.

The Employer will notify us in writing of any changes in the ERISA Plan status. We will effect such changes as soon as practicable.

The following section will not appear if the Contract Owner is an entity other than the Plan Trust:

SECTION 11.09-OWNER’S RESPONSIBILITY

The sole responsibility of the Owner is to serve as party to the Contract. The Owner will have no responsibility for the administration of the Plan or for Contributions or any payments or other distributions hereunder.

SECTION 11.10 OWNERSHIP RIGHTS AND RESPONSIBILITES

The Owner of the Contract (the Plan Trust or the Employer) will hold all assets of the Plan invested in the Contract in trust for the exclusive benefit of the Participants and Participant’s beneficiaries under the Plan. The Contract is not subject to the claims of the general creditors of the Owner.

It is impossible, prior to the satisfaction of all liabilities with respect to the Participants and the Participant’s beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and their beneficiaries under the Plan.

APPENDIX A

TABLE OF GUARANTEED ANNUITY PAYMENTS

Amount of Annuity Benefit payable monthly on the fixed dollar life annuity with a ten year certain form provided by an application of $1,000.

Age	Amount
55	2.57
60	2.78
65	3.04
70	3.37

The amount of income provided under an Annuity Benefit payable on the life annuity with a ten year certain form is based on 1.5% interest and mortality equal to 61% for males and 57% for females of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30 adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the table or for other annuity forms will be calculated on the same actuarial basis.

APPENDIX B

Joint Life Reduction Rates

For Personal Income Benefit

Age of Participant

Age of spouse	60	61	62	63	64	65	66	67	68	69	70
50	58%	61%	63%	66%	68%	69%	69%	68%	68%	67%	66%
51	59%	62%	64%	66%	68%	70%	70%	69%	69%	68%	67%
52	59%	62%	65%	67%	69%	71%	71%	70%	70%	69%	68%
53	60%	63%	66%	68%	70%	72%	72%	71%	71%	70%	69%
54	61%	64%	66%	69%	71%	73%	73%	72%	72%	71%	70%
55	61%	64%	67%	70%	72%	74%	74%	73%	73%	72%	71%
56	62%	65%	68%	70%	73%	75%	75%	74%	74%	73%	72%
57	63%	66%	69%	71%	74%	76%	76%	75%	75%	74%	73%
58	63%	66%	69%	72%	75%	77%	77%	76%	76%	75%	74%
59	64%	67%	70%	73%	75%	78%	78%	77%	77%	76%	76%
60	64%	68%	71%	74%	76%	79%	79%	78%	78%	77%	77%
61	65%	68%	72%	75%	77%	80%	80%	80%	79%	79%	78%
62	66%	69%	72%	75%	78%	81%	81%	81%	80%	80%	79%
63	66%	70%	73%	76%	79%	82%	82%	82%	82%	81%	81%
64	67%	70%	74%	77%	80%	83%	83%	83%	83%	82%	82%
65	67%	71%	75%	78%	81%	84%	84%	84%	84%	84%	83%
66	68%	72%	75%	79%	82%	85%	85%	85%	85%	85%	84%
67	68%	72%	76%	79%	83%	86%	86%	86%	86%	86%	86%
68	69%	73%	77%	80%	84%	87%	87%	87%	87%	87%	87%
69	69%	73%	77%	81%	84%	88%	88%	88%	89%	89%	88%
70	70%	74%	78%	82%	85%	89%	89%	90%	90%	90%	90%
71	70%	74%	78%	82%	86%	89%	90%	91%	91%	91%	91%
72	71%	75%	79%	83%	87%	90%	91%	92%	92%	92%	92%
73	71%	75%	79%	83%	87%	91%	92%	92%	93%	93%	94%
74	71%	76%	80%	84%	88%	92%	93%	93%	94%	94%	95%
75	72%	76%	80%	85%	89%	92%	93%	94%	95%	96%	96%

Reduction rates required for ages not shown in the above table will be calculated by us on the same actuarial basis.